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                                                                    EXHIBIT 99.2

BRIGHTPOINT ANNOUNCES PLAN TO REPURCHASE CONVERTIBLE BONDS

     Oct. 30, 2000--Brightpoint, Inc. (NASDAQ:CELL) announced today that its board of directors has approved a plan ("Plan") under which the Company intends to repurchase up to 130,000 of its convertible, subordinated, zero-coupon bonds due 2018 ("Bonds") (accreted book value of approximately $65 million at September 30, 2000). Repurchases will be made in the open market, in privately negotiated transactions or otherwise. The timing and amount, if any, of any repurchases will depend on many factors, including, but not limited to, the prevailing market price of the Bonds and overall market conditions. The Company intends to fund the repurchases of the Bonds from working capital.

     Prior to any repurchase, the Company has 380,000 Bonds outstanding with a total accreted book value of $190 million at September 30, 2000. Each Bond converts, at the holder's option, into 19.109 shares of the Company's common stock. On October 27, 2000, the closing price of the common stock was $5.50 per share. Interest on the Bonds accretes at 4% per annum. Bondholders have a right to put the Bonds to the Company in certain circumstances, including but not limited to, the fifth anniversary of their issuance (March 11, 2003), as well as on the tenth and fifteenth anniversaries. The put price on March 11, 2003 is $552.07 per Bond.

     Brightpoint, Inc. is a leading provider of outsourced services in the global wireless telecommunications and data industry. Brightpoint's innovative services include contract manufacturing, customized packaging, prepaid and e-commerce solutions, inventory management, distribution and other outsourced services. Brightpoint's customers include leading network operators, e-tailers, retailers and wireless equipment manufacturers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Investor Relations Information line at 877-IIR-CELL (877-447-2355).

     Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; specifically, Brightpoint's most recent Form 10-K, Form 10-Q and Exhibits 99, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. These risk factors include, without limitation, the ability of the Company to complete the repurchases contemplated under the Plan, the adequacy of the Company's working capital to complete the repurchases and overall market conditions for the Bonds. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release._______________

Contact:

     Brightpoint, Inc., Indianapolis, Indiana
     Phillip A. Bounsall, 317/297-6100